                                 EXHIBIT NO. 19


                      REPORTS FURNISHED TO SECURITY-HOLDERS

[LOGO - DELOITTE & TOUCHE]
                                 -----------------------------------------------
                                 DELOITTE & TOUCHE LLP Telephone: (513) 784-7100 250 East Fifth Street
                                 P.O. Box 5340
                                 Cincinnati, Ohio  45201-5340


INDEPENDENT ACCOUNTANTS' REPORT


To the Directors of
  Cintech Tele-Management Systems, Inc.

We have reviewed the accompanying condensed balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of September 30, 1998 and 1997 and the related condensed statements of operations, stockholders' equity and cash flows for the three months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of the Company as of June 30, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 26, 1998, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of June 30, 1998 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.


/s/ Deloitte & Touche LLP

October 26, 1998

-----------------
DELOITTE TOUCHE
TOHMATSU
-----------------

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

CONDENSED BALANCE SHEETS
SEPTEMBER 30, 1998, JUNE 30, 1998 AND SEPTEMBER 30, 1997
-------------------------------------------------------------------------------

                                                SEPTEMBER 30,                 SEPTEMBER 30,
ASSETS                                               1998         JUNE 30,         1997
                                                 (UNAUDITED)        1998       (UNAUDITED)

CURRENT ASSETS:
  Cash and cash equivalents (Note 1)               $ 1,701,860      $ 913,699      $ 378,167
  Marketable securities (Note 2)                     1,384,260        916,832        602,048
  Accounts receivable, trade - (Net of
    allowance of $34,211, $28,397 and
    $60,431 at September 30, 1998, June 30, 1998,
     and September 30, 1997, respectively) (Note 1)  1,543,144      1,523,058      1,058,752
  Inventory (Note 1)                                    69,301         87,472         98,701
  Prepaid expenses                                      37,949         28,450         11,782
                                                   -----------      ---------      ---------
           Total current assets                      4,736,514      3,469,511      2,149,450
                                                   -----------      ---------      ---------

FIXED ASSETS (Note 1):
  Equipment                                            693,064        668,065        636,985
  Furniture and fixtures                               146,592        146,592        120,269
                                                   -----------      ---------      ---------
           Total                                       839,656        814,657        757,254
  Less accumulated depreciation                       (729,304)      (703,804)      (654,923)
                                                   -----------      ---------      ---------
           Total fixed assets - net                    110,352        110,853        102,331
                                                   -----------      ---------      ---------

  Software development costs - net (Note 1)            265,460        225,117        368,186
                                                   -----------      ---------      ---------


TOTAL                                              $ 5,112,326    $ 3,805,481    $ 2,619,967
                                                   ===========    ===========    ===========

See notes to financial statements.


-------------------------------------------------------------------------------

                                             SEPTEMBER 30,                  SEPTEMBER 30,
LIABILITIES AND                                  1998          JUNE 30,          1997
STOCKHOLDERS' EQUITY                          (UNAUDITED)        1998        (UNAUDITED)

CURRENT LIABILITIES:
  Accounts payable                                $ 400,016       $ 201,292      $ 484,845
  Accrued liabilities:
    Accrued salaries                                278,222         222,562        137,495
    Accrued payroll taxes                            25,544          13,660         11,559
    Accrued vacation                                 73,187          86,782         89,349
    Other                                           288,512         300,302        172,334
  Current portion of note payable (Note 4)                                          15,000
  Deferred maintenance revenue (Note 1)             503,567         442,611        311,502
                                                  ---------       ---------      ---------
           Total current liabilities              1,569,048       1,267,209      1,222,084
                                                  ---------       ---------      ---------

STOCKHOLDERS' EQUITY (Notes 1, 5, 6):
  Common stock                                    8,982,842       8,982,842      8,982,842
  Contributed capital                               675,757         675,757        675,757
  Treasury stock                                     (2,290)         (2,290)        (2,290)
  Accumulated deficit                            (6,113,031)     (7,118,037)    (8,258,426)
                                                  ---------       ---------      ---------
           Total stockholders' equity             3,543,278       2,538,272      1,397,883

                                                  ---------       ---------      ---------
TOTAL                                           $ 5,112,326     $ 3,805,481    $ 2,619,967
                                                ===========     ===========    ===========

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
-------------------------------------------------------------------------------

                                                           1998           1997

NET SALES (Note 1)                                      $3,292,092    $2,056,750

COST OF PRODUCTS SOLD (Note 1)                             380,559       305,455

PROVISION FOR OBSOLETE INVENTORY (Note 1)                    4,500         7,000

AMORTIZATION OF DEFERRED SOFTWARE
  DEVELOPMENT COSTS (Note 1)                                36,000        36,000

LICENSING FEES (Note 1)                                    639,323       333,074
                                                        ----------    ----------
GROSS PROFIT                                             2,231,710     1,375,221

RESEARCH AND DEVELOPMENT                                   102,671       132,307

SELLING, GENERAL AND ADMINISTRATIVE (Notes 1, 3)         1,140,237     1,145,090
                                                        ----------    ----------
INCOME FROM OPERATIONS                                     988,802        97,824

OTHER INCOME                                                16,204         7,960
                                                        ----------    ----------

NET INCOME                                              $1,005,006    $  105,784
                                                        ==========    ==========


BASIC AND DILUTED EARNINGS
  PER COMMON SHARE (Note 5)                             $     0.08    $     0.01
                                                        ==========    ==========

See notes to financial statements

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
------------------------------------------------------------------------------

                                          Common                                                        Total
                                          Stock      Contributed      Treasury       Accumulated   Stockholders'
                                      No Par Value     Capital          Stock          Deficit        Equity

BALANCE AT JUNE 30, 1997              $ 8,982,842    $   675,757    $    (2,290)    $(8,364,210)    $ 1,292,099


NET INCOME                                                                              105,784         105,784
                                      -----------    -----------    -----------     -----------     -----------

BALANCE AT SEPTEMBER 30, 1997         $ 8,982,842    $   675,757    $    (2,290)    $(8,258,426)    $ 1,397,883
                                      ===========    ===========    ===========     ===========     ===========


BALANCE AT JUNE 30, 1998              $ 8,982,842    $   675,757    $    (2,290)    $(7,118,037)    $ 2,538,272

NET INCOME                                                                            1,005,006       1,005,006
                                      -----------    -----------    -----------     -----------     -----------


BALANCE AT SEPTEMBER 30, 1998         $ 8,982,842    $   675,757    $    (2,290)    $(6,113,031)    $ 3,543,278
                                      ===========    ===========    ===========     ===========     ===========

See notes to financial statements

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

CONDENSED STATEMENTS OF CASH FLOWS  (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
-------------------------------------------------------------------------------

                                                                     1998            1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                     $ 1,005,006     $   105,784
                                                                 -----------     -----------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                      25,500          46,500
    Amortization of software development costs                        36,000          36,000
    Provision for obsolete inventory                                   4,500           7,000
    Provision for doubtful accounts                                    5,814          22,827
    Changes in assets and liabilities:
      Increase in accounts receivable                                (25,900)       (114,297)
      Decrease (increase) in inventory                                13,671          (4,286)
      (Increase) decrease in prepaid expenses                         (9,499)          8,001
      Increase (decrease) in accounts payable                        198,724         (48,258)
      Increase in accrued expenses                                    42,159          40,858
      Increase in deferred maintenance revenue                        60,956         135,177
                                                                 -----------     -----------
           Total adjustments                                         351,925         129,522
                                                                 -----------     -----------
           Net cash provided by operating activities               1,356,931         235,306
                                                                 -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities                                 (467,428)       (232,287)
  Purchase of fixed assets                                           (24,999)         (4,496)
  Expenditures for software development costs                        (76,343)        (45,856)
                                                                 -----------     -----------
           Net cash used in investing activities                    (568,770)       (282,639)
                                                                 -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment on notes payable                                                           (15,000)
                                                                 -----------     -----------
           Net cash used in financing activities                                     (15,000)
                                                                 -----------     -----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                   788,161         (62,333)

CASH AND CASH EQUIVALENTS:
  Beginning of period                                                913,699         440,500
                                                                 -----------     -----------

  End of period                                                  $ 1,701,860     $   378,167
                                                                 ===========     ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 1998 AND AS OF SEPTEMBER 30, 1998 AND 1997 AND FOR THE THREE-MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)
-------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - The Company develops and markets computer software in the emerging Computer-to-Telephone Integration (CTI) industry which integrates the voice functions of the telephone with the data functions of the computer to provide various business applications. This provides the means for small to mid-sized offices to take advantage of the rapid advances and emerging capabilities of CTI. Cintech has key strategic product partnerships with Nortel and NEC America. These strategic product partnerships provide the Company with extensive distribution opportunities.

      BASIS OF PRESENTATION - The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 8. The information disclosed in the notes to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1998 has not changed materially unless otherwise disclosed herein. Financial information as of June 30, 1998 included in these financial statements has been derived from the audited financial statements included in that report. In management's opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

      Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

      USE OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      REVENUE - Generally, the Company records revenue from product sales when the product is shipped. Contracts with certain distributors may have terms which cause the Company to record revenue when the product is sold to third parties. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      DEFERRED MAINTENANCE REVENUE - The Company sells product maintenance agreements which provide for repair of hardware and no-cost upgrade of software. These agreements normally cover a one-year period with revenue being recognized on a straight-line basis over the maintenance period.

      WARRANTY RESERVE - At the time of sale, the Company accrues for warranty costs relating to hardware replacement or on site support to be provided during the first twelve months following the sale. Costs associated with supporting product under warranty are charged to the reserve instead of current period cost. The reserve, included in other accrued liabilities in the financial statements, is adjusted periodically based upon actual experience.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is computed using an accelerated method over the following useful lives:

           Equipment                                 5 years
           Furniture and Fixtures                    7 years
           Computer equipment                        3 years

      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:

                                                 September 30,       June 30,      September 30,
                                                      1998             1998             1997

Literature and other documentation                 $ 22,146         $ 27,107         $ 39,985
Computer hardware                                   898,877          933,500          961,449
Allowance for obsolete inventory                   (851,722)        (873,135)        (902,733)
                                                   --------         --------         --------
Total inventory                                    $ 69,301         $ 87,472         $ 98,701
                                                   ========         ========         ========


      SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the telephony industry. The Company had sales to major distributors, as follows:


                        Sales for the Three Months Ended Sept 30,
                         1998                                 1997
                  -----------------------      ---------------------------
                    Amount          %               Amount              %

Distributor A        $ 2,317,041   70 %              $ 1,101,427       54 %
Distributor B                                            258,793       13 %
                     -----------   ----              -----------       ----
Total                $ 2,317,041   70 %              $ 1,360,220       67 %
                     ===========   ====              ===========       ====


      The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:



                                                        PERCENT OF
                                                          GROSS
                                                         ACCOUNTS
                                          DISTRIBUTORS  RECEIVABLE
September 30, 1998                             1           71 %
June 30, 1998                                  1           86 %
September 30, 1997                             2           66 %

      INTERNATIONAL SALES - The Company had international sales as follows:


                        SALES FOR THE THREE MONTHS
                               SEPTEMBER 30,
             -------------------------------------------------
                      1998                      1997
             -----------------------   -----------------------
                 Amount        %          Amount        %

Canada         $ 15,355       0 %       $ 55,729        3 %
Other                           %         22,103        1
               --------       ---       --------        ---

Total          $ 15,355       0 %       $ 77,832        4 %
               ========       ===       ========        ===


      SOFTWARE DEVELOPMENT COSTS - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. The capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

      Costs capitalized were $76,343 and $45,856 and related amortization was $36,000 for the three months ended September 30, 1998 and 1997. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate.

      LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors. This license fee is for the distribution of the Company's products.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

      ACCOUNTING CHANGES - In 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement, which is effective for the 1999 fiscal year, expands or modifies disclosures and, accordingly, will have no impact on the Company's reported financial position, result of operations or cash flows.

      In 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, which is effective for all periods beginning after June 15, 1999, will have no impact on the Company's reported financial position, results of operations or cash flows.

      The Company adopted FASB Statement No. 128, "Earnings Per Share," during the quarter ended December 31, 1997. Earnings per share of prior periods have been restated (see Note 5). The Company also adopted FASB Statement No. 130, "Reporting Comprehensive Income" during the quarter ended September 30, 1998. However, as the Company had no items of comprehensive income, there was no impact on the Company's financial statements.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

      RECLASSIFICATION - Certain fiscal year 1998 amounts have been reclassified in order to conform to fiscal year 1999 presentation.

2.    MARKETABLE SECURITIES

      The Company maintains various investments in treasury bills and federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:

                                                                                                 NET
                                                            AMORTIZED                       UNREALIZED
DESCRIPTION                                                    COST             MARKET       GAIN (LOSS)

September 30, 1998 - Federal Agency Notes                  $ 1,384,260       $ 1,384,585       $ 325
                                                           ===========       ===========       =====

June 30, 1998 - Federal Agency Notes                         $ 916,832         $ 915,957      $ (875)
                                                           ===========       ===========       =====

September 30, 1997 - US Treasury Bills/Federal Notes         $ 602,048         $ 602,503       $ 455
                                                           ===========       ===========       =====



3.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

Period Ending September 30:
  1999                                                         $ 205,000
  2000                                                           213,750
  2001                                                           220,000
  2002                                                           128,331

      Rent expense for the leased office space was $73,277 in each of the three-month periods ended September 30, 1998 and 1997.

4.    NOTE PAYABLE

      The Company had a Term Note Payable - Bank bearing interest at the prime lending rate (8.25%) which was paid in full, principal and interest, on December 19, 1997.

5.    CAPITAL STOCK AND INCOME PER SHARE

      The following schedule is a summary of the Company's shares of capital stock at September 30, 1998, June 30, 1998, and September 30, 1997.

                                             Common                             In
                         Authorized          Issued         Outstanding      Treasury

Balance                 15,000,000        12,281,751       12,279,751         2,000
                        ==========        ==========       ==========         =====

Income per common share was based on the weighted average number of common shares outstanding during each period.

In accordance with FASB No. 128 "Earning Per Share," the Company's basic and diluted earning per share were determined as follows:

                                THREE MONTHS ENDED                     THREE MONTHS ENDED
                                SEPTEMBER 30, 1998                     SEPTEMBER 30, 1997
                            ------------------------------------    ------------------------------------
                               INCOME       SHARES     PER SHARE      INCOME       SHARES     PER SHARE
                            (NUMERATOR)  (DENOMINATOR)  AMOUNT      (NUMERATOR) (DENOMINATOR)  AMOUNT
BASIC EPS
Income available to
  common stockholders        $ 1,005,006    12,279,751      $ 0.08    $ 105,784    12,279,751       $ 0.01

EFFECT OF DILUTIVE SECURITIES

Stock options                                  153,110                                 53,872
                             -----------    ----------      ------    ---------    ----------       ------
DILUTED EPS

Income available to
  common stockholders
  and assumed conversions    $ 1,005,006    12,432,861      $ 0.08    $ 105,784    12,333,623       $ 0.01
                             ===========    ==========      ======    =========    ==========       ======

6.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a four-year period. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted became exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Proforma disclosure reflecting the financial impact of compensation cost for stock option grants made in fiscal year 1998 and 1997, determined using the fair value method consistent with SFAS No. 123, were presented in the footnotes to the 1998 annual report.

7.    INCOME TAXES

      Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Deferred taxes consist of the following:

                                        SEPTEMBER 30,     JUNE 30,        SEPTEMBER 30,
                                             1998           1998              1997

Current deferred tax asset:
  Deferred revenue                       $   171,213     $   150,488     $   105,911
  Inventory reserve                          289,585         296,866         306,929
  Accrued compensation                         8,197           8,197           7,581
  Reserves not currently deductible           11,632           9,655          20,546
  Accrued rent                                25,543          26,554          25,231
                                         -----------     -----------     -----------
           Total                             506,170         491,760         466,198
  Less valuation allowance                  (506,170)       (491,760)       (466,198)
                                         -----------     -----------     -----------

Net                                      $      --       $      --       $      --
                                         ===========     ===========     ===========

Non-current deferred tax asset:
  Net operating loss carryforward        $ 1,674,180     $ 2,027,953     $ 2,276,079
  Research and development credits           184,425         178,925         162,225
                                         -----------     -----------     -----------
           Total                           1,858,605       2,206,878       2,438,304
Non-current deferred tax liability:
  Deferred software development costs        (90,256)        (76,540)       (116,973)
                                         -----------     -----------     -----------
  Net non-current deferred tax asset       1,768,349       2,130,338       2,321,331
  Less valuation allowance                (1,768,349)     (2,130,338)     (2,321,331)
                                         -----------     -----------     -----------

Net                                      $      --       $      --       $      --
                                         ===========     ===========     ===========


The provision for income taxes for the three months ended September 30, 1998 and 1997 consists of the following:




                                                       1998             1997

Current provision                                    $    --          $    --
Deferred provision                                     347,579           32,028
                                                     ---------        ---------
           Total                                       347,579           32,028
Decrease in the valuation allowance                   (347,579)         (32,028)
                                                     ---------        ---------
Income tax expense                                   $    --          $    --
                                                     =========        =========



At September 30, 1998, the Company has net operating loss carryforwards of approximately $4,900,000 for U.S. Federal tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire beginning in 2002 and continuing through 2011. Also at September 30, 1998, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $184,000 which will begin to expire in 2002.

8. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      During the periods presented, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures, equipment, and computer equipment are depreciated over useful lives of seven, five, and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures, equipment, and computer equipment are to be depreciated over useful lives of five, three, and three years, respectively, using a straight-line method. The difference in methodology results in a reported US GAAP net income in excess of Canadian GAAP of $6,517 and $5,546 for the periods ended September 30, 1998 and 1997, respectively. The difference does not have a material effect on the earnings per share calculation for either period.




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